Exhibit 99.1

Aegion Corporation Provides Update on Balance Sheet Strength and Cash Management Initiatives

ST. LOUIS, July 2, 2020 (GLOBE NEWSWIRE) – Aegion Corporation (NASDAQ:AEGN) today provided an update on the Company’s strong balance sheet and liquidity position exiting the second quarter 2020.

Ending global cash balances as of June 30 were more than $85 million, bolstered by success in the quarter managing discretionary spending, strong cash collection performance across the business and reduced working capital requirements, enabling the repayment of more than $40 million of debt in the second quarter. Net debt (total debt less unrestricted cash) as of June 30 was approximately $175 million and is at the lowest level in more than four years. Additionally, the Company announced on April 29, 2020, the successful completion of a credit facility amendment that provided expanded covenant flexibility and increased potential borrowing capacity over the next 12 months by more than $100 million.

As a result of the Company’s strong cash generation and increasing confidence in its ability to weather the impacts and uncertainty from the COVID-19 pandemic, the Company also announced the lifting of temporary salary reductions that were in place during the second quarter of 2020. Aegion implemented a number of cash-reduction initiatives in late March as part of a plan to reduce costs, increase liquidity and improve financial flexibility in response to the COVID-19 crisis. Actions included a temporary cash wage reduction for more than 700 North American salaried employees, ranging from 15% for lower salary bands to 50% for senior leadership and 100% for the Company’s CEO, CFO and General Counsel. The cash savings achieved during the second quarter as a result of the salary reductions were approximately $5 million. Wage reductions were lifted with a reinstatement of salaries to 100% on July 1, 2020.

When reductions were announced, the Company committed to returning the value of reduced wages to employees, with an initial expectation to issue restricted stock unit awards to impacted employees with a vesting period, and related expense amortization schedule, of one year. As a result of success with liquidity improvement initiatives, the Company made the decision to return the value of reduced salary to more than 500 impacted employees, based on salary tiers, through a one-time cash payment, payable in early July. This return of salary resulted in a pre-tax expense in the second quarter of approximately $2.5 million, or approximately $0.06 of EPS. The return of salary to remaining impacted employees, including senior management, will be made via the issuance of restricted stock units with vesting by November 15, 2020.

The Company reaffirms its second quarter financial targets for adjusted EPS to be in the range of $0.20 to $0.30 and expects results to be at the lower end of the range as a result of the accelerated payment schedule discussed above. The Company is expected to provide additional updates on the business and second quarter earnings results in late July.

Charles R. Gordon, Aegion’s President and CEO, said, “Our balance sheet and liquidity position as we exit the second quarter reflect the expected strong performance of the business over the last three months in the face of unprecedented disruption. It is also a testament to the success of our restructuring activities over the last several years, which reshaped the business to deliver improved stability in earnings and cash flow generation amid all market cycles. While we continue to exercise caution in this uncertain environment with a number of savings initiatives still in place, we are confident in our ability to successfully weather this crisis and continue to differentiate ourselves as a leader in the markets we serve.”

Gordon continued, “Our employees are our most valuable asset, and their personal commitment and sacrifices to help Aegion navigate the economic headwinds of the COVID-19 pandemic have been extraordinary. While many global companies reduced salaries during this crisis, few committed to returning lost wages to workers. Thanks to the strength of our balance sheet and perseverance of the people on the front lines of our businesses, we are pleased to not only reinstate salaries to 100%, but also return the value of lost income to Aegion employees.”

About Aegion Corporation (NASDAQ: AEGN)

Aegion combines innovative technologies with market-leading expertise to maintain, rehabilitate and strengthen infrastructure around the world. Since 1971, the Company has played a pioneering role in finding transformational solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. Aegion also maintains the efficient operation of refineries and other industrial facilities. Aegion is committed to Stronger. Safer. Infrastructure.®

More information about Aegion can be found at www.aegion.com.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Aegion’s forward-looking statements in this news release represent its beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to Aegion and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of Aegion’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 2, 2020, and in subsequently filed documents, and, in particular, the impact of the current COVID-19 virus outbreak and the evolving response thereto. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, Aegion’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, Aegion does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by Aegion from time to time in Aegion’s filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by Aegion in this news release are qualified by these cautionary statements.

Aegion® and the Aegion® logo are the registered trademarks of Aegion Corporation and its affiliates.

For more information, contact:
Katie Cason

Senior Vice President, Strategy and Communications

636-530-8000 | kcason@aegion.com